EXHIBIT 99.12

CONSENT OF PERSON DESIGNATED

TO SERVE ON THE BOARD OF DIRECTORS OF

CORNERSTONE BANCSHARES, INC.

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to my being named in the joint proxy statement/prospectus included in this registration statement on Form S-4 of Cornerstone Bancshares, Inc. (the “Company”), and all amendments, including post-effective amendments, thereto, or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, as a person who is named to become a director of the Company upon consummation of the merger, in accordance with the Agreement and Plan of Merger dated December 5, 2014, by and among the Company, SmartFinancial, Inc., SmartBank, and Cornerstone Community Bank, and to the filing of this consent as an exhibit to this registration statement.

/s/ Geoffrey A. Wolpert
Geoffrey A. Wolpert

Dated: April 16, 2015